Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS YEAR END AND FOURTH QUARTER 2024 RESULTS;
PROVIDES 2025 EARNINGS GUIDANCE

Highlights include:

•Annual net sales of $5.3 billion, anchored by a consistent stream of recurring maintenance product sales
•Operating income of $617.2 million, maintaining a solid operating margin of 11.6%
•Net cash provided by operations of $659.2 million, or 152% of net income
•2024 diluted EPS of $11.30, or $11.07 without tax benefits
•2025 diluted EPS guidance range of $11.08 - $11.58, including an estimated $0.08 tax benefit
______________________

COVINGTON, LA. (February 20, 2025) – Pool Corporation (Nasdaq/GSM:POOL) today announced full year and fourth quarter 2024 results.

“Our results in 2024 highlight the strength of our business model in a pressured macroenvironment. Strategic execution in our growth initiatives allowed us to achieve net sales of $5.3 billion despite tempered discretionary spending. This year we enhanced our POOL360 digital ecosystem with technology rollouts and expanded our digital marketing programs, leading to increased sales of our private-label chemical products. We also continued to expand our sales center network, further improving our ability to serve our customers and widen our reach, with the addition of 10 greenfield locations and 2 acquisitions, bringing our total locations to 448 worldwide. We ended the year with strong operating cash flows of $659.2 million and are proud to have returned $483.4 million to our shareholders through dividends and share repurchases,” said Peter D. Arvan, president and CEO.

Year ended December 31, 2024 compared to the year ended December 31, 2023

Net sales decreased 4% to $5.3 billion in 2024 compared to $5.5 billion in 2023. Base business results approximated consolidated results for the year. Maintenance activities remained stable throughout 2024, reflecting steady demand for non-discretionary products, while sales of discretionary products for new pool construction and remodeling were softer, impacted by macroeconomic conditions. Inflationary product cost increases moderated, benefiting net sales approximately 1% to 2% in 2024, compared to 3% to 4% in 2023.

Gross profit was $1.6 billion in 2024, a 5% decrease from gross profit of $1.7 billion in 2023. Gross margin declined 30 basis points to 29.7% in 2024 compared to 30.0% in 2023. The reversal of previously recorded estimated import taxes in the first quarter of 2024, which we do not expect to have continuing impacts in 2025, increased gross margin by 20 basis points and diluted earnings per share by $0.25. Pricing optimization efforts and higher volume-related purchase incentives compared to last year also benefited our current year gross margin. These impacts were offset by a less favorable product and customer mix.

Selling and administrative expenses (operating expenses) increased 5%, or $44.7 million, to $958.1 million in 2024. As a percentage of net sales, operating expenses increased 150 basis points to 18.0% in 2024 compared to 16.5% in 2023. Expense growth drivers included higher costs associated with the expansion of our network and our technology initiatives as well as inflationary rent, wage and insurance increases. These increases were partially mitigated by close management of variable costs.

Operating income for the year decreased 17% to $617.2 million, down from $746.6 million in 2023. Operating margin decreased 190 basis points to 11.6% in 2024 compared to 13.5% in 2023.

Interest and other non-operating expenses, net for the year was reduced by $8.2 million compared to 2023, primarily due to lower average debt between periods.

We recorded an $8.8 million, or $0.23 per diluted share, tax benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, for the year ended December 31, 2024 compared to a tax benefit of $6.7 million, or $0.17 per diluted share, realized in 2023.

Net income declined 17% to $434.3 million in 2024 compared to $523.2 million in 2023. Earnings per share decreased 15% to $11.30 per diluted share compared to $13.35 per diluted share in 2023. Without the impact from ASU 2016-09 in both periods, earnings per diluted share decreased 16% to $11.07 per diluted share compared to $13.18 per diluted share in 2023.

Adjusted EBITDA decreased 16% to $680.9 million in 2024 compared to $806.9 million in 2023 and was 12.8% of net sales in 2024 compared to 14.6% of net sales in 2023.

Balance Sheet and Liquidity

On the balance sheet at December 31, 2024, we ended the year with days sales outstanding ratio of 26.3, as calculated on a trailing four quarters basis, down from 26.8 days at December 31, 2023. We reduced our inventory levels 6% to $1.3 billion, outpacing the 4% decline in net sales, compared to inventory of $1.4 billion at December 31, 2023. Total debt outstanding was lowered $103.0 million to $950.4 million as we have used operating cash flows to reduce our debt. As previously announced, during the latter half of 2024, we amended our credit facility and receivables securitization facility to, among other things, increase our borrowing capacity.

Net cash provided by operations was $659.2 million in 2024 compared to $888.2 million in 2023. Our cash flows were impacted by our inventory reduction efforts in 2023 and lower net income in 2024, which was partially offset by a benefit from the hurricane relief deferral of our third and fourth quarter estimated tax payments totaling $68.5 million. Our 2024 operating cash flows helped to fund $306.3 million in share repurchases, $179.6 million in dividends paid to our shareholders, a $103.0 million debt reduction and $64.2 million of investments in capital expenditures and acquisitions.

Fourth quarter ended December 31, 2024 compared to the fourth quarter ended December 31, 2023

Net sales decreased 2% to $987.5 million in the fourth quarter of 2024 compared to $1.0 billion in the fourth quarter of 2023. Base business results approximated consolidated results for the period.

Gross profit decreased 1% to $290.2 million in the fourth quarter of 2024 from $293.8 million in the same period of 2023. Gross margin increased 10 basis points to 29.4% in the fourth quarter of 2024 compared to 29.3% in the fourth quarter of 2023.

Operating expenses increased 7% to $229.6 million in the fourth quarter of 2024 compared to $214.4 million in the fourth quarter of 2023. As a percentage of net sales, operating expenses were 23.3% in the fourth quarter of 2024 compared to 21.4% in the same period of 2023.

Operating income in the fourth quarter of 2024 decreased 24% to $60.7 million compared to $79.3 million in the same period of 2023. Operating margin decreased 180 basis points in the fourth quarter.

Interest and other non-operating expenses, net was reduced by $1.7 million compared to the fourth quarter of 2023, primarily due to lower average debt between periods.

We recorded a $0.5 million, or $0.01 per diluted share, tax benefit from ASU 2016-09 in the fourth quarter of 2024 compared to a tax benefit of $0.8 million, or $0.02 per diluted share, realized in the fourth quarter of 2023. Net income decreased 27% in the fourth quarter of 2024 to $37.3 million compared to $51.4 million in 2023. Earnings per diluted share decreased 26% to $0.98 in the fourth quarter of 2024 compared to $1.32 for the same period in 2023. Without the impact from the tax benefits discussed above in both periods, earnings per diluted share decreased 25% to $0.97 compared to $1.30 in 2023.

2025 Outlook

“The dedication, hard work and collaboration of the POOLCORP team have been instrumental in our success this year. Moving into 2025, we remain encouraged by stable home values, a resilient consumer and continuing favorable industry trends, and are excited for the new products and services that our team has worked hard to make available in the marketplace. Our expansive, integrated sales center network allows us to provide a broad variety of products quickly and efficiently and unmatched customer resources and business support. With the help of our longstanding vendor partnerships, talented team and industry-leading technology solutions, we believe we are well positioned to capitalize on the opportunities available, while continuing to provide a superior customer experience. We expect earnings for 2025 to be in the range of $11.08 to $11.58 per diluted share, including an estimated $0.08 favorable impact from ASU 2016-09,” added Arvan.

We estimate that we have approximately $3.2 million in unrealized tax benefits related to stock options that will expire and restricted stock awards that will vest in the first quarter of 2025, adding $0.08 in diluted earnings per share in that period. We have included this estimated first quarter benefit in our annual earnings guidance. We have not included any expected benefits from additional tax benefits that could be recognized for stock option exercises in 2025 from grants that expire after the first quarter of 2025.

Non-GAAP Financial Measures

This press release contains certain non-GAAP measures (adjusted EBITDA, adjusted diluted EPS and projected adjusted diluted EPS). See the addendum to this release for definitions of our non-GAAP measures and reconciliations of our non-GAAP measures to GAAP measures.

About Pool Corporation

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. As of December 31, 2024, POOLCORP operated 448 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information, please visit www.poolcorp.com.

Forward-Looking Statements

This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should,” “will,” “may,” “outlook,” and other words and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions; changes in economic conditions, consumer discretionary spending, the housing market, inflation or interest rates; our ability to maintain favorable relationships with suppliers and manufacturers; the extent to which favorable consumer spending trends over the past several years will continue; competition from other leisure product alternatives or mass merchants; our ability to continue to execute our growth strategies; changes in the regulatory environment; new or additional taxes, duties or tariffs; excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2023 Annual Report on Form 10-K, 2024 Quarterly Reports on Form 10-Q and other reports and filings filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP’s subsequent filings with the SEC.

Investor Relations Contacts:

Kristin S. Byars
985.801.5153
kristin.byars@poolcorp.com

Curtis J. Scheel
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023 (1)

Net sales	$987,480	$1,003,050	$5,310,953	$5,541,595
Cost of sales	697,236	709,275	3,735,606	3,881,551
Gross profit	290,244	293,775	1,575,347	1,660,044
Percent	29.4%	29.3%	29.7%	30.0%

Selling and administrative expenses	229,593	214,431	958,143	913,477
Operating income	60,651	79,344	617,204	746,567
Percent	6.1%	7.9%	11.6%	13.5%

Interest and other non-operating expenses, net	10,433	12,104	50,250	58,431
Income before income taxes and equity in earnings	50,218	67,240	566,954	688,136
Provision for income taxes	12,945	15,745	132,836	165,084
Equity in earnings (loss) of unconsolidated investments, net	27	(58)	207	177
Net income	$37,300	$51,437	$434,325	$523,229

Earnings per share attributable to common stockholders: (2)
Basic	$0.98	$1.33	$11.37	$13.45
Diluted	$0.98	$1.32	$11.30	$13.35
Weighted average common shares outstanding:
Basic	37,718	38,372	38,007	38,704
Diluted	37,922	38,648	38,228	38,997

Cash dividends declared per common share	$1.20	$1.10	$4.70	$4.30

(1)    Derived from audited financial statements.
(2)    Earnings per share under the two-class method is calculated using net income attributable to common stockholders (net income reduced by earnings allocated to participating securities), which was $37.1 million and $51.2 million for the three months ended December 31, 2024 and December 31, 2023, respectively, and $432.1 million and $520.5 million for the years ended December 31, 2024 and December 31, 2023, respectively. Participating securities excluded from weighted average common shares outstanding were 205,000 and 204,000 for the three months ended December 31, 2024 and December 31, 2023, respectively, and 206,000 and 207,000 for the years ended December 31, 2024 and December 31, 2023, respectively.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,	December 31,	Change
	2024	2023 (1)	$	%

Assets
Current assets:
Cash and cash equivalents	$77,862	$66,540	$11,322	17%
Receivables, net (2)	115,835	145,723	(29,888)	(21)
Receivables pledged under receivables facility	199,026	197,187	1,839	1
Product inventories, net (3)	1,289,300	1,365,466	(76,166)	(6)
Prepaid expenses and other current assets	47,091	40,444	6,647	16
Total current assets	1,729,114	1,815,360	(86,246)	(5)

Property and equipment, net	251,324	223,929	27,395	12
Goodwill	698,910	700,078	(1,168)	—
Other intangible assets, net	290,732	298,282	(7,550)	(3)
Equity interest investments	1,439	1,305	134	10
Operating lease assets	314,853	305,688	9,165	3
Other assets	81,812	83,426	(1,614)	(2)
Total assets	$3,368,184	$3,428,068	$(59,884)	(2)%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$525,235	$508,672	$16,563	3%
Accrued expenses and other current liabilities	171,194	134,676	36,518	27
Short-term borrowings and current portion of long-term debt	49,473	38,203	11,270	30
Current operating lease liabilities	98,284	89,215	9,069	10
Total current liabilities	844,186	770,766	73,420	10

Deferred income taxes	81,408	67,421	13,987	21
Long-term debt, net	900,883	1,015,117	(114,234)	(11)
Other long-term liabilities	44,959	40,028	4,931	12
Non-current operating lease liabilities	223,283	221,949	1,334	1
Total liabilities	2,094,719	2,115,281	(20,562)	(1)
Total stockholders’ equity	1,273,465	1,312,787	(39,322)	(3)
Total liabilities and stockholders’ equity	$3,368,184	$3,428,068	$(59,884)	(2)%

(1)Derived from audited financial statements.
(2)The allowance for doubtful accounts was $8.6 million at December 31, 2024 and $11.7 million at December 31, 2023.
(3)The inventory reserve was $26.7 million at December 31, 2024 and $23.5 million at December 31, 2023.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Year Ended
	December 31,
	2024	2023 (1)	Change
Operating activities
Net income	$434,325	$523,229	$(88,904)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	36,784	31,585	5,199
Amortization	8,697	8,555	142
Share-based compensation	19,248	19,582	(334)
Equity in earnings of unconsolidated investments, net	(207)	(177)	(30)
Net loss (gain) on foreign currency transactions	218	(813)	1,031
Goodwill impairment	—	550	(550)
Other	13,775	14,369	(594)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	29,146	10,108	19,038
Product inventories	66,201	231,240	(165,039)
Prepaid expenses and other assets	75,122	57,840	17,282
Accounts payable	14,429	96,128	(81,699)
Accrued expenses and other liabilities	(38,552)	(103,967)	65,415
Net cash provided by operating activities	659,186	888,229	(229,043)

Investing activities
Acquisition of businesses, net of cash acquired	(4,692)	(11,533)	6,841
Purchase of property and equipment, net of sale proceeds	(59,476)	(60,096)	620
Other investments, net	(2,001)	32	(2,033)
Net cash used in investing activities	(66,169)	(71,597)	5,428

Financing activities
Proceeds from revolving line of credit	1,517,800	1,548,618	(30,818)
Payments on revolving line of credit	(1,575,700)	(1,815,829)	240,129
Payments on term loan under credit facility	(25,000)	(12,500)	(12,500)
Proceeds from asset-backed financing	727,000	552,500	174,500
Payments on asset-backed financing	(744,600)	(560,300)	(184,300)
Payments on term facility	—	(47,313)	47,313
Proceeds from short-term borrowings and current portion of long-term debt	8,873	19,998	(11,125)
Payments on short-term borrowings and current portion of long-term debt	(10,103)	(19,338)	9,235
Payments of deferred acquisition consideration	—	(551)	551
Payments of deferred financing costs	(2,077)	(52)	(2,025)
Proceeds from stock issued under share-based compensation plans	13,190	10,455	2,735
Payments of cash dividends	(179,633)	(167,461)	(12,172)
Repurchases of common stock and payments of excise tax	(306,300)	(306,359)	59
Net cash used in financing activities	(576,550)	(798,132)	221,582
Effect of exchange rate changes on cash and cash equivalents	(5,145)	2,449	(7,594)
Change in cash and cash equivalents	11,322	20,949	(9,627)
Cash and cash equivalents at beginning of period	66,540	45,591	20,949
Cash and cash equivalents at end of period	$77,862	$66,540	$11,322
(1)    Derived from audited financial statements.

ADDENDUM

Base Business

When calculating our base business results, we exclude for a period of 15 months sales centers that are acquired, opened in new markets or closed. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

We have not provided separate base business income statements within this press release as our base business results for the quarter and year ended December 31, 2024 closely approximated our consolidated results for the same periods, and acquisitions and sales centers excluded from base business contributed less than 1% to the change in net sales.

The table below summarizes the changes in our sales centers during 2024.

December 31, 2023	439
Acquired locations	2
New locations	10
Consolidated/closed locations	(3)
December 31, 2024	448

Reconciliation of Non-GAAP Financial Measures

The non-GAAP measures described below should be considered in the context of all of our other disclosures in this press release.

Adjusted EBITDA

As illustrated in detail in the reconciliation table below, we define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, income taxes, depreciation, amortization, share-based compensation, goodwill and other impairments and equity in earnings or loss of unconsolidated investments.  Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

Adjusted EBITDA is not a measure of performance as determined by generally accepted accounting principles (GAAP). We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, net cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP.

We have included Adjusted EBITDA as a supplemental disclosure because management uses it to monitor our performance, and we believe that it is widely used by our investors, industry analysts and others as a useful supplemental performance measure. We believe that Adjusted EBITDA, when viewed with our GAAP results and the accompanying reconciliations, provides an additional measure that enables management and investors to monitor factors and trends affecting our ability to service debt, pay taxes and fund capital expenditures.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Year Ended December 31,
(In thousands)	2024	2023

Net income	$434,325	$523,229
Adjustments to increase (decrease) net income:
Interest and other non-operating expenses (1)	50,032	59,244
Provision for income taxes	132,836	165,084
Share-based compensation	19,248	19,582
Equity in earnings of unconsolidated investments, net	(207)	(177)
Goodwill impairment	—	550
Depreciation	36,784	31,585
Amortization (2)	7,838	7,824
Adjusted EBITDA	$680,856	$806,921
(1)Shown net of losses (gains) on foreign currency transactions of $218 for 2024 and $(813) for 2023.
(2)Excludes amortization of deferred financing costs of $859 for 2024 and $731 for 2023, which is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

Adjusted Diluted EPS

We have included adjusted diluted EPS, a non-GAAP financial measure, in this press release as a supplemental disclosure, because we believe this measure is useful to management, investors and others in assessing our period-over-period operating performance.

Adjusted diluted EPS is a key measure used by management to demonstrate the impact of tax benefits from ASU 2016-09 on our diluted EPS and to provide investors and others with additional information about our potential future operating performance to supplement GAAP measures.

We believe this measure should be considered in addition to, not as a substitute for, diluted EPS presented in accordance with GAAP, and in the context of our other disclosures in this press release. Other companies may calculate this non-GAAP financial measure differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of diluted EPS to adjusted diluted EPS.

	Three Months Ended		Year Ended
(Unaudited)	December 31,		December 31,
	2024	2023	2024	2023
Diluted EPS	$0.98	$1.32	$11.30	$13.35
Less: ASU 2016-09 tax benefit	0.01	0.02	0.23	0.17
Adjusted diluted EPS	$0.97	$1.30	$11.07	$13.18